Exhibit 99.1

Whiting USA Trust I

Whiting USA Trust I Announces There Will Be No Final Distribution

WHITING USA TRUST I

The Bank of New York Mellon Trust Company, N.A., Trustee

FOR IMMEDIATE RELEASE

Austin, Texas, March 10, 2015 – Whiting USA Trust I (OTC Pink Symbol – WHXT) announced that it determined today that there will be no payment made to unitholders for the final Trust distribution period due to the net profits interest not generating positive net proceeds from January 1, 2015 through the net profits interest termination date of January 28, 2015 (the “final distribution period”).

Volumes, average sales prices and net losses for the final distribution period were:

Sales volumes:
Oil (Bbl)(1)	90,776
Natural gas (Mcf)	438,851

Total (BOE)	163,918
Average sales prices:
Oil (per Bbl)(1)(2)	$46.82
Natural gas (per Mcf)	$3.49

Gross proceeds:
Oil sales(1)(2)	$4,250,535
Natural gas sales	1,530,964

Total gross proceeds	$5,781,499

Costs:
Lease operating expenses(3)	$5,109,217
Production taxes	806,000

Total costs	$5,915,217

Net losses(4)	$(133,718)
Percentage allocable to Trust’s Net Profits Interest	90%

Total cash available for the Trust	$-
Provision for estimated Trust expenses	-
Montana state income taxes withheld	-

Net cash proceeds available for distribution	$-

Trust units outstanding	13,863,889

Cash distribution per Trust unit	$-

(1)	Oil includes natural gas liquids.
(2)

The average sales price of oil decreased $17.80 (or 28%) during the final distribution period as compared to the prior quarter’s distribution primarily due to the decline in NYMEX oil prices during the fourth quarter of 2014, which continued through the net profits interest termination date of January 28, 2015. The reduction in the average sales price of oil had the effect of decreasing overall oil revenues attributable to the net profits interest during the final distribution period.

(3)	The Trust’s underlying properties experienced higher lease operating expenses as compared to the prior quarter’s distribution related to an increase of $0.3 million in ad valorem taxes.
(4)	When net losses are generated under the net profits interest, the Trust receives no payment; however neither the Trust nor the Trust unit holders will be liable for any such losses.

Given the time lag between when production is sold and the related revenues are received and expenses relating thereto are paid, on or about August 31, 2015 the Trust may make a “true-up” distribution if, after the receipt of revenues and payment of expenses, there are any positive net proceeds to distribute after recovery of the $133,718 in net losses generated during the final distribution period. Holders of record on March 19, 2015 will be entitled to such distribution, if any. However, it is likely that there may not be any “true-up” distribution or, if there is one, it is not likely to be significant. After any “true-up” distribution or determination that no such payment will be made, the Trust will soon thereafter wind up its affairs and terminate, after which it will pay no further distributions. Additionally, as previously announced, the stock transfer books for the Trust units will be closed at the close of business on March 19, 2015.

The Trust’s net profits interest, which terminated effective January 28, 2015, represented the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas producing properties located primarily in the Rocky Mountains, Mid-Continent, Permian Basin and Gulf Coast regions of the United States. As described in the Trust’s public filings, since the assets of the Trust were depleting assets, a portion of each cash distribution paid on the Trust units should have been considered by investors to be a return of capital, with the remainder being considered as a return on investment or yield.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the determination that no cash was received or is expected to be received by the Trust from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701
http://whx.investorhq.businesswire.com/

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